FORM 8-K




                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                        Date of Report: December 3, 1996


                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)


                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)



              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5. Other Events

As previously reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, several bills had been introduced in the Pennsylvania General Assembly that would require the Pennsylvania Public Utility Commission (PUC) to adopt a plan to restructure the electric utility industry.

In November, at the direction of the Governor of Pennsylvania, and under the leadership of the Chairman of the PUC, a two-month collaborative effort was successful in reaching a consensus on a bill to implement retail customer choice of electric generation supplier in Pennsylvania (Consensus
Bill).

On December 3, 1996, Pennsylvania Governor Tom Ridge signed into law the Consensus Bill, officially known as the Pennsylvania Electricity Generation Customer Choice and Competition Act (Act). The Act provides for the unbundling of electric services into separate generation, transmission and distribution services with open retail competition for generation. Full electric generation competition would be phased in three steps over a two-year period beginning January 1, 1999. Electric distribution and transmission services, under the Act, would remain regulated. Utilities are to submit to the PUC their restructuring plans, including their stranded costs which will result from competition, by April 1, 1997. Utilities will have a duty to mitigate these stranded costs. The portion of these mitigated stranded costs that the PUC determines to be just and reasonable to recover from ratepayers would be recovered by utilities through a "competitive transition charge," which could be imposed for up to nine years (or for an alternative period determined by the PUC for good cause shown). The Act also provides a mechanism for reducing a utility's stranded investment and related capitalization through the issuance of "transition bonds." The transition bonds would be repaid through the imposition of "intangible transition charges" in lieu of competitive transition charges. Among other things, the Act also provides for all electric rates to be capped for a period of four and one-half to nine years.

                                 SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                                             PECO ENERGY COMPANY


                                                              \s\ J. B. Mitchell
                                                        Vice President - Finance
                                                                   and Treasurer






December 3, 1996